Exhibit 99.1

For Immediate Release

Charles & Colvard Announces Introduction of Moissanite Jewelry in 450 Stores of a National Chain and Reports Second Quarter Operating Results

MORRISVILLE, N.C., July 27, 2004 — Charles & Colvard, Ltd., (Nasdaq:CTHR) the sole source of moissanite – a created jewel available for use in fine jewelry – today reported operating results for the second quarter ended June 30, 2004.

Business Expansion Continuing

Bob Thomas, President and Chief Executive Officer, said, “We have high expectations for the remainder of 2004. Moissanite continues to gain greater exposure. Additional test programs of moissanite jewelry are being discussed and implemented with a number of retailers. The most significant development is the planned national roll out of test distribution at one of the country’s leading jewelry retailers. This top national chain plans on having moissanite jewelry in 450 of its U.S. stores on October 1, 2004. This jewelry will be consigned to these stores and we will recognize revenue as it is sold. We believe that this is one of the most important opportunities we have enjoyed to date and I am excited about what this could mean to the Company.”

Second Quarter Results

Commenting on the Company’s corporate financial performance, Bob Thomas, added, “We continued to strengthen our financial condition during the second quarter. Sales were relatively flat with the same quarter last year primarily due to increases in international sales and new activity with specialty retailers offset by fewer orders from manufacturers supplying on-air TV shopping channels. However I am encouraged that we generated $522,000 of operating income for the quarter in spite of our sales performance and the spending of a substantial amount of advertising expense supporting new tests with potential retailers.”

The Company reported second quarter sales of $4.4 million resulting in operating income of $522,000 and net income of $288,000 or $.02 per diluted share. This represents a 1% increase over last year’s second quarter sales of $4.3 million, a 41% shortfall versus last year’s second quarter operating income of $889,000, and a 43% decrease versus last year’s net income of $502,000.

The $367,000 decrease in operating income in the second quarter was primarily the result of a $331,000 increase in sales and marketing expenses, due to increased advertising in support of new and existing jewelry retailers.

Sales for the six months ended June 30, 2004 aggregated $10.0 million on shipments of 55,800 carats. Net income for the first half of 2004 was $844,000 or $.06 per diluted share. Year-to-date sales are 15% ahead of first half 2003 sales of $8.7 million on shipments of 48,600 carats. Six months 2004 net income was 18% below 2003 net income of $1,035,000 or $.08 per diluted share.

	Second Quarter		First Six Months
	2004	2003	2004	2003
Net Sales	$4,364	$4,312	$10,002	$8,685
Operating Income	$522	$889	$1,795	$1,807
Net Income	$288	$502	$844	$1,035
Net Income per diluted share	$0.02	$0.04	$0.06	$0.08

North American sales, which represent 84% of total sales, were down 2% for the quarter, primarily due to lower volume of sales on TV shopping channels. International sales for the second quarter increased 24% primarily due to increased sales in Hong Kong, Singapore and Thailand offset by lower sales in Vietnam. Total shipments of 23,900 carats for the current period were 2% above the 23,500 carats in the same period of 2003.

Gross margin as a percentage of sales for the second quarter was 65.8%, a decrease of 1.9 percentage points when compared to the same quarter in 2003. This decrease was primarily caused by a 5% decrease in average selling price per carat. Future gross margins will continue to fluctuate based on the average selling price per carat.

Operating expenses were up 16% for the quarter when compared to last year’s amounts due to higher sales and marketing expenditures used to promote customer sales opportunities. As a percentage of sales, operating expenses for the quarter were 54%, an increase of 7 percentage points when compared to the same quarter last year.

Mr. Thomas stated, “Our investment in advertising and marketing in the first half of the year has been substantial resulting in increased operating expenses as a percentage of sales. Our priority has remained unchanged, that is, to drive future top line growth while remaining profitable, and our advertising and promotional activities will continue to be executed in that effort.”

Periodically, the Company sells product to customers on “memo” terms. For shipments on “memo” terms, the customer receives title to the goods and assumes the risk of loss; however, the customer has an absolute right of return for a specified period. The Company does not recognize revenue on these transactions until the earlier of (1) the customer informing the Company that it will keep the product or (2) the expiration of the memo period. Prior to 2004, these types of sales have not been significant and the Company recorded them as accounts receivable and deferred gross profit at the time of shipment. In 2004, the Company experienced a significant increase in “memo” shipments to support new or expanding sales opportunities and determined that products shipped to our customers on “memo” terms would be classified as inventory on consignment on the Company’s consolidated balance sheets. The $1,132,000 of inventory cost associated with these shipments is reflected on the June 30, 2004 Balance Sheet as “Inventory on consignment” and represents potential revenue of $2,972,000 and potential gross profit of $1,840,000.

CONFERENCE CALL

Management will host a conference call tomorrow morning, Wednesday, July 28th at 9:00 a.m. EDT to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 888-243-6208 (973-403-9256 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 30 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-687-4713 (973-341-3080 for international callers) and use the code # 4995896 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release contains forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to: the company’s reliance on Cree, Inc. as the sole supplier of the raw materials; the cost of developing distribution channels; difficulties obtaining silicon carbide crystals from the sole supplier in desired qualities, sizes and volumes; and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2003, 10-Q and other filings with the Securities and Exchange Commission.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Jim Braun, CFO		Tony Schor

Charles & Colvard		Investor Awareness
(919) 468-0399 Ext. 224		(847) 945-2222
www.moissanite.com		tonyschor@investorawareness.com

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$4,364,276	$4,311,706	$10,001,810	$8,684,849
Cost of goods sold	1,493,236	1,392,576	3,239,875	3,091,017

Gross profit	2,871,040	2,919,130	6,761,935	5,593,832

Operating expenses:
Marketing and sales	1,772,115	1,440,832	3,514,698	2,592,844
General and administrative	572,792	583,844	1,444,742	1,186,201
Research and development	4,163	5,842	7,175	7,592

Total operating expenses	2,349,070	2,030,518	4,966,615	3,786,637

Operating income	521,970	888,612	1,795,320	1,807,195

Interest income	26,906	28,989	51,236	63,909

Income before taxes	548,876	917,601	1,846,556	1,871,104

Income tax expense	260,385	415,370	1,002,708	836,422

Net income	$288,491	$502,231	$843,848	$1,034,682

Net income per share:
Basic	$0.02	$0.04	$0.06	$0.08

Diluted	$0.02	$0.04	$0.06	$0.08

Weighted-average common shares:
Basic	13,258,810	13,219,530	13,238,969	13,260,836

Diluted	13,608,548	13,521,463	13,546,164	13,584,854

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current Assets:
Cash and equivalents	$12,678,028	$11,559,123
Accounts receivable	2,660,058	3,702,095
Interest receivable	7,555	6,792
Inventories	24,130,593	24,065,992
Inventory on consignment	1,132,497	—
Prepaid expenses	410,480	499,442
Deferred income taxes	235,179	235,179

Total current assets	41,254,390	40,068,623

Long Term Assets:
Equipment, net	471,788	453,836
Patent and license rights, net	319,378	274,890
Deferred income taxes	4,707,231	5,649,939

Total long term assets	5,498,397	6,378,665

Total assets	$46,752,787	$46,447,288

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$581,238	$778,516
Other	565,613	538,943
Accrued payroll	359,227	164,943
Accrued expenses and other liabilities	189,722	392,659
Deferred gross profit	—	448,270

Total current liabilities	1,695,800	2,323,331

Commitments

Shareholders’ Equity:
Common stock	54,631,876	54,333,287
Additional paid-in capital – stock options	2,198,373	2,407,780
Accumulated deficit	(11,773,262)	(12,617,110)

Total shareholders’ equity	45,056,987	44,123,957

Total liabilities and shareholders’ equity	$46,752,787	$46,447,288